Exhibit 99

HARMON INDUSTRIES, INC.                                   CHARLES M. FOUDREE
NASDAQ:HRMN                                               (816) 229-3345
FOR IMMEDIATE RELEASE                                     CFOUDREE@HARMONIND.COM

               HARMON INDUSTRIES, INC. DECLARES DIVIDEND DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS

BLUE SPRINGS, MO. (April 13, 1999) - On April 12, 1999, the Board of Directors of Harmon Industries, Inc. (NASDAQ: HRMN), approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders.

"The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders," said Robert E. Harmon, Chairman of the Board of Directors. "We are particularly concerned that the future benefits of current programs and initiatives could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

The Shareholder Rights Plan provides for a dividend distribution of one Common Stock Purchase Right for each outstanding share of Harmon Industries, Inc. common stock. The dividend distribution will be made to shareholders of record on April 26, 1999. Each shareholder is automatically entitled to the Rights, and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 20% or more of Harmon Industries, Inc. common stock or announces a tender offer which would result in ownership of 20% or more of the common stock. The Rights entitle the holder to purchase one share of Common Stock at an exercise price of $85 and will expire on April 26, 2009.

Following the acquisition of 20% or more of Harmon Industries, Inc. common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

Harmon Industries, Inc. will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 20% or more of the Company's shares.

A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's shareholders following the record date.

Harmon Industries, Inc., is a leading supplier of signal, inspection, train control and communications products and systems to freight and transit systems throughout the world. The company is traded in the over-the-counter market and is quoted on the NASDAQ National Market System under the symbol HRMN. For further information, please contact Charles M. Foudree, executive vice president-finance, Harmon Industries, Inc., 1600 N.E. Coronado Drive, Blue Springs, MO 64014. The telephone number is (816) 229-3345.